DENTSPLY INTERNATIONAL INC.
                                   EXHIBIT 11
                     COMPUTATION OF EARNINGS PER COMMON SHARE




Earnings per common share:
--------------------------



                                Three Months Ended     Nine Months Ended
                                   September 30,         September 30,
                                ------------------    -------------------
                                  1995      1996        1995       1996
                                --------  --------    --------   --------
                                  (in thousands, except per share data)

Weighted average common
 shares outstanding               27,001    26,892      27,033     26,934


Net income                      $  9,479  $ 13,873    $ 35,688   $ 46,630



Earnings per common share           $.35      $.52       $1.32      $1.73



























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